Exhibit 99.1

Biostage Announces Court’s Preliminary Injunction Order Requiring its Insurance Carrier to Continue Paying for Defense.

Court holds that Biostage’s insurer breached its duty to defend a litigation from the estate of a patient who died after being treated with a Biostage Tracheal Implant.

HOLLISTON, Mass., Jan. 25th, 2022 /PRNewswire/ -- Biostage, Inc. (OTCQB: BSTG) ("Biostage" or the "Company"), a cell-therapy biotechnology company with successful "first-in-human" experience in treating esophageal cancer (conducted at the Mayo Clinic and published last August) and FDA approval to commence a clinical trial of the Biostage Esophageal Implant for severe esophageal disease including cancer, today announced that a Court has ordered that its medical liability insurance carrier, Medmarc, breached its duty to defend the Company when Medmarc unilaterally stopped paying Biostage’s legal bills for the defense in the litigation from the estate of a patient who died after being treated with a Biostage Tracheal Implant. In September 2021, Medmarc filed a lawsuit seeking to be relieved of its duty to defend and indemnify Biostage in the litigation. At that time, Medmarc stopped paying the Company’s defense costs in the litigation. Biostage responded by filing claims against Medmarc for insurance coverage, and Biostage also brought a motion seeking the Court to Order Medmarc to continue paying for the Company’s reasonable defense costs in the underlying litigation while the coverage dispute is pending.

The Court granted Biostage’s motion for preliminary injunction and held that Medmarc breached its duty to defend the Company when it unilaterally stopped paying for the defense. The Court expressly stated that Medmarc engaged in “unlawful conduct” by unilaterally terminating the defense. Although the coverage dispute remains pending between the parties, the Court held that “Medmarc will mostly likely lose its claim” seeking to terminate the payment of the defense, and therefore, it must continue to pay the defense until the coverage dispute is resolved.

The Court also awarded Biostage its attorneys’ fees and costs arising from Medmarc’s breach of the duty to defend. The Court’s decision states that “when an insured goes to court and shows that the insurer has breached its duty to defend, the insured is entitled to recovery any reasonable attorneys’ fees and other litigation expenses that it incurred to do so.”

Biostage has since discontinued development of the Biostage Tracheal Implant and is now pursuing the development of the Biostage Esophageal Implant to treat adults with severe esophageal disease (including esophageal cancer), and also birth defects in the esophagus in babies.

Chairman and Interim CEO of Biostage, David Green, commented, “We are very pleased that a Court of law has ordered Medmarc to continue to pay to defend us in this litigation. This preliminary order will reduce Biostage’s cash outflows and will protect investors in Biostage by reinstating the defense in the underlying case.”

About Biostage.

Biostage is a clinical-stage biotech company that uses cell therapy to regenerate organs inside the human body to treat cancer, trauma and birth defects. We have performed the world's first regeneration of an esophagus in a human cancer patient. This surgery was performed at Mayo Clinic and was published in August 2021.

The Biostage Esophageal Implant is not a transplant of someone else’s organ. It is not a transplant of an organ grown in a pig. It is not a piece of your bowel in your chest. It is not a piece of plastic left permanently in your esophagus. The Biostage Esophageal Implant uses your own stem cells to regenerate your own organ, inside your own body. Once the regeneration is complete, and a new esophagus has formed, typically in 2-3 months, the plastic scaffold is removed via the mouth.

Biostage has 7 issued U.S. patents, 2 orphan-drug designations (which provide 7 years of market exclusivity in addition to any patents), and the possibility of 2 Priority Review Vouchers from the FDA.

Biostage's current goals include raising capital, uplisting from the OTC bulletin board to NASDAQ and beginning its clinical trial for repair of the esophagus in adults.

Forward-Looking Statements

Some of the statements in this press release are "forward-looking" and are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These "forward-looking" statements in this press release include, but are not limited to, statements relating to the capabilities and performance of our products and product candidates; our capital raising plans and expectations, including uplifting to NASDAQ; development expectations and regulatory approval of any of the Company's products, including those utilizing its Biostage Esophageal Implant technology, by the U.S. Food and Drug Administration, the European Medicines Agency or otherwise, which expectations or approvals may not be achieved or obtained on a timely basis or at all; and success with respect to any collaborations, clinical trials and other development and commercialization efforts of the Company's products, which such success may not be achieved or obtained on a timely basis or at all. These statements involve risks and uncertainties that may cause results to differ materially from the statements set forth in this press release, including, among other things, the Company's inability to obtain needed funds in the immediate future; the Company's ability to obtain and maintain regulatory approval for its products; plus other factors described under the heading "Item 1A. Risk Factors" in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2020 or described in the Company's other public filings. The Company's results may also be affected by factors of which the Company is not currently aware. The forward-looking statements in this press release speak only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to such statements to reflect any change in its expectations with regard thereto or any changes in the events, conditions or circumstances on which any such statement is based.

Investor Relations Contact
Shunfu Hu
Vice President of Business Development
and Operations
774-233-7300
shu@biostage.com